REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors of Cowen Income + Growth Fund, Inc.
Board of Directors of Cowen Funds, Inc.
Partners of Cowen and Company

We have examined the accompanying description of the multiple distribution system of Cowen and Company (the
 "Advisor") for calculating the net asset value and dividends and distributions with respect to the allocation of income and expenses to the three classes of shares of the Cowen Group of Funds listed
 on Exhibit I (the "Funds"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of the Advisor's policies and procedures that may be relevant to the Funds' internal control, (2) the internal control policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and the Funds' organization applied the internal control policies and procedures contemplated in the design of the Advisor's policies and procedures, and (3) such policies and procedures were in existence as of November 30, 1997. The control objectives were specified by the Advisor. Our examination was performed in accordance with standards established by the American Institute of Certified
Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the aforementioned multiple distribution system presents fairly, in all material respects, the relevant aspects of the Advisor's policies and procedures that had been placed in operation as of November 30, 1997. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures, listed in the attached description, to obtain evidence about their effectiveness in meeting the specific control objectives described in the attached description of the system, during the period from December 1, 1996 to November 30, 1997. The specific policies and procedures and the nature, timing, extent, and results of the tests are listed in the attached description.
In our opinion, the policies and
procedures that were tested, as described in the attached description, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the specific control objectives specified in the attached description were achieved during the period from December 1, 1996 to November 30, 1997. However, the scope of our engagement did
not include tests to determine whether specific control objectives not listed in the attached description were achieved; accordingly, we express no opinion on the achievement of control objectives not included in the attached description.



The description of policies and procedures at the Advisor is as of November 30, 1997, and information about tests of operating effectiveness of specified policies and procedures covers the period from December 1, 1996 to
 November 30, 1997.  Any
projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence.
The potential effectiveness of specific policies and procedures at the Advisor is subject to inherent limitations and, accordingly, errors or fraud may occur
and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended solely for the use by the
 Board of Directors of the
Funds and management of the Advisor, and the Securities
 and Exchange
Commission and should not be used for any other purpose.


                                   ERNST & YOUNG LLP

New York, New York
January 9, 1998

Policies and Procedures for Calculating Net Asset
Value and Dividends and

Distributions Relating to the Allocation of Income and Expenses to the Multiple
Classes of Shares of the Cowen Group of Funds


Description of the System

Cowen and Company (the "Advisor") and the Funds listed on Exhibit I have implemented a plan relating to the establishment of a multiple distribution system (the "System") for different classes of shares of the Funds to be offered to different categories of investors.

The System would enable the Funds to offer investors the option of purchasing shares subject to;

(i) a conventional front-end sales charge
("Class A shares"); or (ii) a
contingent deferred sales charge ("Class B shares");
 or (iii) not subject
to any such sales charges ("Class C shares").
The Funds will pay to Cowen
and Company (also the "Distributor") a distribution
 fee pursuant to the
Fund Rule 12b-1 distribution plan at an annual rate of up to .75 of 1% of the average daily net asset value of the Class B shares
 .  The Fund may
also pay to the Distributor a service fee on Class A
 and Class B shares
at an annual rate of up to .25 of 1% of the average daily net asset value of Class A and Class B shares, respectively. The three classes each represent interests in the same portfolio of investments of the Funds.
For accounting purposes, the three classes of the Funds will be identical except that (i) the distribution fees payable by the
 Funds to the Distributor
will be only for Class B shares; (ii) the service fees
 payable by the Funds
to the Distributor may differ among the Class A and Class B shares;
(iii) class-level expenses (limited to: (a) transfer agency fees as identified by the transfer agent as being attributable to a specific class; (b) printing and postage expenses related to preparing and distributing
 materials such as
shareholder reports, prospectuses and proxies to current
 shareholders;
(c) Blue Sky registration fees incurred by a class of shares; (d) commission registration fees incurred by a class of shares;
(e) the expenses of
administrative personnel and services as required to support the shareholders of Class B shares; (f) litigation or other legal expenses relating solely to one class of shares; and (g) directors' fees incurred as a result of issues relating to one class of shares) attributable to each of the Class A, Class
B and Class C shares may differ; (iv) each class will
 bear any other
incremental expenses subsequently identified that should be properly allocated to the class which shall be approved by the Commission pursuant to an amended
order.


On a daily basis, the net asset value of all outstanding shares of the three classes will be determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to that class.
Expenses are attributable to each class of shares depending on the nature of the expenditure and are accrued on a daily basis.
These expenses fall
into two categories: (1) fund level expenses that are attributable to each class that are allocated based on relative net assets at the beginning of
the day (e.g., advisory, accounting, legal, audit, etc.) and, (2) certain class level expenses that may have a different cost for one class versus the others (e.g., 12b-1 fees, service fees and transfer agent fees). Because of the additional expense that is borne by the Class A and
 Class B shares,
the net income attributable to and the dividends payable on Class A and
Class B shares will be lower than the net income attributable to and the dividends payable on Class C shares.

Specific Control Objectives

The following are the specific control objectives of the Funds system of internal accounting control relating to the allocation of income and
expenses to the three classes of shares within the
Funds:

    Income and fund level (including realized and/or unrealized gain or losses)
    expenses are properly allocated among the three classes of shares within the Funds.

    Distribution expenses, service fee expenses and class level expenses with respect to each class are properly calculated.

    Dividends and distributions are recorded correctly as to account, amount, period and class of shares of the Funds.

    Net asset value per share (NAV) of each class of shares of the Funds includes the appropriate amount of income and expense, including those expenses allocated to each class of shares.

Procedures to Achieve Specific Control Objectives

The following procedures are designed to account for the three classes of shares in the Funds:

    On a daily basis, a fund accountant calculates the distribution fees to be charged to Class B shares by applying an annual fee rate of up to .75 of 1% to the prior day's closing netassets. The fund accountant also calculates the service fee to be charged to Class A and Class B shares at a rate not to exceed .25 of 1% of the prior day's closing net assets. The fund accountant also calculates class level expenses to be allocated to each class of shares.
  In addition, the fund accountant
    calculates fund level expenses to be allocated to each class of shares.

    Using the Multiple Class NAV Rollforward, the fund accountant allocates the total daily income and expenses (including realized and/or unrealized gains or losses)
    among Class A, Class B and Class C shares, based

 upon
 their respective net assets
    at the beginning of the current day after considering prior day's capital share transactions. The number of shares outstanding in each class is provided to the fund accountant by the Fund's transfer agent who maintains each class of shares in a separate account.

    Cowen Income + Growth Fund, Inc. and Cowen
Opportunity Fund (a series of
    Cowen Funds, Inc.) do not distribute net investment income daily; therefore, the sum of net investment income available for all classes is determined (but before consideration of expenses unique to each class) and this sum is divided by total record date shares for all classes combined to arrive at a gross dividend rate for all shares. From this gross dividend rate, an amount per share for each class (which represents unique and incrementally higher, if any, expenses accrued during the period attributable to that class divided by record date shares for that class) is subtracted. The result is the actual per share rate available to each class.

    Cowen Intermediate Fixed Income Fund and Cowen
 Government Securities Fund (two
    series of Cowen Funds, Inc.) distribute net investment income daily; therefore, upon completion of the daily Multiple Class NAV
 Rollforward, the fund
    accountant determines the required distribution by class of shares by dividing daily net investment income allocated to each class by the number of shares eligible to receive dividends for the respective shares.

    Distributions of realized gains are calculated by dividing the realized gains available for distribution by the record date shares for each class so that all shares receive the per share distribution.

    The NAV by class will be determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to that class.


    On a daily basis, the Fund's accounting supervisor will review the distribution, serviceand class-level expense calculations, income and expense allocations, the NAV and dividends per share calculations for each class, if applicable, and initial the Multiple Class Fund daily checklist.

    If the fund accountant notes any unusual fluctuations among NAVs and dividend rates of the classes in the Funds, the fund accountant will research the matter and document the reasons.
  The Funds accounting
    supervisor reviews and initials this documentation evidencing final approval of the NAVs and dividend rates.

    Before the NAVs and dividend rates are released, the Fund's accounting supervisor reviews the reasonableness of the NAVs and dividend rates. Special attention is paid to the differences between the NAVs and dividend rates of each class of shares.

    Once the Funds' accounting supervisor is satisfied that all of the above steps have been completed and that the NAVs and dividend rates appear reasonable, the NAVs and dividend rates are made available to the transfer agent for processing purposes.

Tests of Effectiveness of Internal Control Procedures

Our tests of the effectiveness of internal control procedures were designed to determine whether:

         The description of the Advisor's policies and procedures included in this report present fairly, in all material respects, those aspects
of the Advisor's internal control that may be relevant
 to a user organization's
internal control;

the internal control procedures described in this report were suitably designed to achieve the control objectives defined
 in this report, if
those policies and procedures were complied with satisfactorily;

the internal control procedures described in this report had been placed in operation during the period from December 1,
 1996 to
November 30, 1997; and

the internal control procedures were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives described in this report were achieved during the period from December 1,
1996 to November 30, 1997.

Our tests of the effectiveness of internal control
 procedures included the
following procedures, to the extent we considered
 necessary: (a) a review
of the Advisor's organizational structure, including the segregation of functional responsibilities, policy statements and personnel policies,
(b) discussions with management, accounting, administrative and other personnel who are assigned responsibilities for developing, ensuring adherence to and for applying internal control procedures, (c) observations of personnel on the performance of their assigned duties, and (d) a review of the actions taken in response to recommendations, if any, to improve
internal control procedures by regulators having supervisory oversight over the Advisor's activities.




Our tests of the effectiveness of internal control procedures included such other tests as we considered necessary in the circumstances to
evaluate whether those procedures, and the extent of compliance with them, were sufficient to provide reasonable, but not absolute, assurance that the specified control objectives were achieved during
the period from December 1, 1996 to November 30, 1997.
  Our tests of
the operational effectiveness of internal control procedures were designed to cover a representative number of calculations throughout
the period from December 1, 1996 to November 30, 1997
 for each of the
functions listed in this report which satisfy the
 control objectives
listed in this report. In selecting particular tests of the operational effectiveness of internal control procedures, we considered the:
(a) nature of the items being tested, (b) the kinds and competence of available evidential matter, (c) the nature of the audit objectives to
be achieved, (d) the assessed level of control risk, and
 (e) the
expected efficiency and effectiveness of the tests.

Tests of effectiveness of internal control procedurs included:

    Test of source documentation to ensure validity of information.

    Tests of supervisory control procedures in place to ensure accuracy, completeness, validity and integrity of processing.

    Recalculation of output to verify accuracy.

    Tests of output control procedures and resultant documentation and reports relative to specific calculations to ensure that accurate and timely updates of account records were achieved.

Testing procedures were designed and performed to enable us to conclude whether the control objectives listed in this report were achieved during
the period December 1, 1996 to November 30, 1997
 .
EXHIBIT 1
                        COWEN GROUP OF FUNDS


Cowen Income + Growth Fund, Inc.
Cowen Opportunity Fund (a series of Cowen Funds, Inc.)
Cowen Intermediate Fixed Income Fund (a series of Cowen
Funds, Inc.)
Cowen Government Securities Fund (a series of Cowen Funds,
 Inc.)